Exhibit 99.1

                        Press Release dated March 9, 2005




Sangui obtains first product authorization
Chitoskin wound pad gets CE mark authorizing sales in European Union

Witten, Germany, March 9, 2005 - SanguiBioTech GmbH has been awarded the CE mark for its "Chitoskin" wound pads. The CE mark authorizes the company to distribute and sell this medical product in the member countries of the European Union with immediate effect. In the German speaking countries the product will be distributed by Karl Beese GmbH, a leading vendor and distributor of hospital supplies. The CE mark authorization includes an ISO 9000 certification of Sangui's quality management system. "Chitoskin" is the first medical product for which Sangui has obtained an authorization. The "Chitoskin" trademark was already granted to the company for the European countries effective November 1, 2004. Wound pads are being used to support delicate wound healing processes. Sangui's Chitoskin product is expected to show significant advantages over existing technologies, as the natural polymer chitosan of which it is compoded has outstanding properties playing an important role in wound healing. Due to its specific molecular structure, chitosan demonstrates in all phases of wound healing not only the desired physical characteristics but also most favorable biological effects, caused by the chemical similarity with the natural matrix. Unique selling points of "Chitoskin" wound pads include: Accelerated wound healing as compared to traditional wound pads, low cost and easy production, favorable effects in all phases of wound healing; reduced number of pad changes and, therefore, less expensive and more comfortable treatment.

According to market research by Frost&Sullivan the total European market for wound management currently has a volume of (euro) 4,100 million, of which the available market of advanced wound pad technologies has a share of (euro) 550 million. UK medical products corporation Smith & Nephew estimates that the global available market for treatment of chronical wounds will grow to (pound) 7,100 million by the year 2020.

SanguiBioTech GmbH is a wholly-owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).